Exhibit 99.1

 Certification Pursuant To
Section 111(b)(4) of the
Emergency Economic Stabilization Act of 2008
and 31 C.F.R. Section 30.15

I, Joseph M. Murphy, President and Chief Executive Officer of Bar Harbor Bankshares , certify, based on my knowledge, that:

(i) The Compensation and Human Resources Committee (compensation committee) of Bar Harbor Bankshares has discussed, reviewed, evaluated with a senior risk official in December 2009 and once during the first quarter of 2010 for the most recently completed fiscal year that was a TARP period (which for Bar Harbor Bankshares was January 1, 2010 through February 24, 2010, and referred to as the 2010 TARP Period), because Bar Harbor Bankshares repaid TARP funds as of February 24, 2010 and has no outstanding obligations arising from financial assistance under TARP), senior executive officer (SEO) compensation plans and employee compensation plans and the risks these plans pose to Bar Harbor Bankshares;

(ii) The compensation committee of Bar Harbor Bankshares has identified and limited during the 2010 TARP Period any features of the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of Bar Harbor Bankshares and during that same applicable period has identified any features of the employee compensation plans that pose risks to Bar Harbor Bankshares and has limited those features to ensure that Bar Harbor Bankshares is not unnecessarily exposed to risks;

(iii) The compensation committee has reviewed, as disclosed in (i) above, the terms of each employee compensation plan and identified any features of the plan that could encourage the manipulation of reported earnings of Bar Harbor Bankshares to enhance the compensation of an employee, and has limited any such features;

(iv) The compensation committee of Bar Harbor Bankshares will certify to the reviews of the SEO compensation plans and employee compensation plans required under (i) and (iii) above;

(v) The compensation committee of Bar Harbor Bankshares will provide a narrative description of how it limited during the 2010 TARP Period the features in

(A) SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of Bar Harbor Bankshares;

(B) Employee compensation plans that unnecessarily expose Bar Harbor Bankshares to risks; and

(C) Employee compensation plans that could encourage the manipulation of reported earnings of Bar Harbor Bankshares to enhance the compensation of an employee;

(vi) Bar Harbor Bankshares has required that bonus payments to SEOs or any of the next twenty most highly compensated employees, as defined in the regulations and guidance established under section 111 of EESA (bonus payments), be subject to a recovery or "clawback" provision during the TARP Period if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

(vii) Bar Harbor Bankshares has prohibited any golden parachute payment, as defined in the regulations and guidance established under section 111 of EESA, to a SEO or any of the next five most highly compensated employees during any part of the most recently completed fiscal year that was a TARP period;

(viii) Bar Harbor Bankshares has limited bonus payments to its applicable employees in accordance with section 111 of EESA and the regulations and guidance established thereunder during the TARP Period;

(ix) Bar Harbor Bankshares and its employees have complied with the excessive or luxury expenditures policy, as defined in the regulations and guidance established under section 111 of EESA, during the TARP Period; and any expenses that, pursuant to the policy, required approval of the board of directors, a committee of the board of directors, an SEO, or an executive officer with a similar level of responsibility were properly approved;

(x) In its proxy statement for its 2010 annual meeting of shareholders, Bar Harbor Bankshares included a  non-binding shareholder resolution in accordance with section 111 of EESA and in compliance with any applicable Federal securities rules and regulations on the disclosures provided under the Federal securities laws related to SEO compensation paid or accrued during 2009, and since Bar Harbor Bankshares repaid TARP funds as of February 24, 2010 and has no outstanding obligation arising from financial assistance under TARP, Bar Harbor Bankshares will include in its proxy statement for its 2011 annual meeting of shareholders a non-binding shareholder resolution in accordance with Section 14A of the Securities Exchange Act of 1934, which was added pursuant to Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and in compliance with any applicable Federal securities rules and regulations on the disclosures provided under the Federal Securities laws related to SEC compensation paid or accrued during 2010, including the 2010 TARP Period.

(xi) Bar Harbor Bankshares will disclose the amount, nature, and justification for the offering, during the TARP Period, of any perquisites, as defined in the regulations and guidance established under section 111 of EESA, whose total value exceeds $25,000 for any employee who is subject to the bonus payment limitations identified in paragraph (viii);

(xii) Bar Harbor Bankshares will disclose whether Bar Harbor Bankshares, the board of directors of Bar Harbor Bankshares, or the compensation committee of Bar Harbor Bankshares has engaged during the TARP Period, a compensation consultant; and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;

(xiii) Bar Harbor Bankshares has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during the TARP Period;

(xiv) Bar Harbor Bankshares has substantially complied with all other requirements related to employee compensation that are provided in the agreement between Bar Harbor Bankshares and Treasury, including any amendments;

(xv) Since Bar Harbor Bankshares repaid TARP funds as of February 24, 2010  and has no outstanding obligations arising from financial assistance under TARP, its TARP period ended on February 24, 2010, and Bar Harbor Bankshares is not compiling a list of the SEOs and the twenty next most highly compensated employees for 2011; and

 (xvi) I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both.

Date: March 16, 2011

/s/Joseph M. Murphy

Joseph M. Murphy President and Chief Executive Officer